Exhibit 99.1
Name and address of each other reporting person:

Crestview Capital Partners, LLC
c/o Crestview Capital Funds
95 Revere Drive, Suite A
Northbrook, Illinois  60062

Designated Filer:  Crestview Capital Master, LLC

Issuer & Ticker Symbol:  CAPTECH FINANCIAL GROUP, INC. (CPFG)

Date of Event Requiring Statement:  08/01/2007



Crestview Capital Partners, LLC

By:/s/ Daniel I. Warsh
   ------------------------------
Name: Daniel I. Warsh
Date: August 10, 2007